Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

—Company Expects to be Well within Its Financial Covenants through the Maturity Date of the Term A Loans—

Philadelphia, PA — December 11, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced that it has entered into an amendment of its credit agreement effecting the term A loans thereunder (Term A Loans) to provide the company greater flexibility with regard to its financial leverage ratio covenant applicable to such Term A Loans.  With the amended leverage ratios, the company expects to be well within its financial covenants through the maturity date of the Term A Loans.

The amendment increases the required Secured Net Leverage Ratio applicable to the financial leverage ratio covenant from 3.25 times to 4.25 times as of December 31, 2019, with a step-down to 4.00 times as of September 30, 2020.  Currently, the required Secured Net Leverage Ratio stands at 3.75 times.

In exchange, the company agreed to i) include a Minimum Liquidity Covenant of $75 million; ii) a 25 basis point increase to the interest rate margin paid on the Term A Loans; and iii) a consent fee equal to 50 basis points, paid only to consenting lenders.  A full description of the details of the amendment will be filed on a Form 8-K.

“We are pleased to have the support of our lenders and appreciate their confidence in Lannett, due in part to the excellent progress we are making expanding our pipeline and launching new products, while also reducing our costs,” said Tim Crew, chief executive officer of Lannett.  “This amendment provides further financial flexibility and better positions us to capitalize on additional growth opportunities.  We continue to diversify our product base, build strategic relationships, advance our drug development program and evaluate a range of alternatives regarding our long-term capital structure.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, the expectation that the company will remain in compliance with its debt covenants through the maturity of the Term A Loans, successfully expand its pipeline, launch new products, reduce costs, build strategic relationships or advance its drug development program, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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